Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Second Quarter Fiscal 2026 Results

Strong revenue performance driven by strong organic growth in Climate Solutions segment and strategic acquisitions; raising full-year revenue guidance

Racine, WI – October 28, 2025 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2025.

Second Quarter Highlights:

●	Net sales of $738.9 million increased 12 percent, from the prior year
●	Net earnings of $44.8 million decreased $1.6 million, or 3 percent, from the prior year
●	Adjusted EBITDA of $103.8 million increased 4 percent, from the prior year
●	Earnings per share of $0.83 decreased $0.03, or 3 percent, from the prior year
●	Adjusted earnings per share of $1.06 increased $0.09, or 9 percent, from the prior year

Fiscal 2026 Outlook:

●	Net sales growth between 15 percent to 20 percent, up from our prior outlook of 10 to 15 percent
●	Adjusted EBITDA range of $440 million to $470 million, resulting in growth between 12 percent and 20 percent

“This quarter’s strong organic growth reflects the continued momentum of the Climate Solutions segment, which is aligned with our strategy to expand manufacturing capacity in response to accelerating demand for data center solutions,” said Modine President and Chief Executive Officer, Neil D. Brinker. “As we prepare to bring this additional capacity online, we are encountering temporary operating inefficiencies. However, these expansions are critical to meeting customer needs and fueling long-term growth. We remain on track to begin production in the second half of the fiscal year, positioning us to capitalize on recent investments and further drive revenue and margin improvement.”

Second Quarter Financial Results

Net sales increased 12 percent to $738.9 million, compared with $658.0 million in the prior year. Sales growth was driven by higher sales in the Climate Solutions segment, driven by strong demand from data center customers and sales from acquired businesses, partially offset by lower sales in the Performance Technologies segment, primarily related to on-going market weakness.

Gross profit decreased $0.7 million to $164.9 million and gross margin decreased by 290 basis points to 22.3 percent. The decrease in gross margin was primarily driven by lower gross margin in the Climate Solutions segment, which resulted from increased costs related to the capacity expansion for data center products. In addition, the prior year included a benefit from commercial pricing settlements from heat pump customers.

Selling, general and administrative (“SG&A”) expenses decreased $1.6 million to $84.2 million. The decrease was primarily due to headcount reductions in Performance Technologies, partially offset by higher spending to support growth and acquisitions in Climate Solutions.

Operating income decreased $1.8 million to $73.5 million, compared to $75.3 million in the prior year. This decrease was primarily driven by a $4.1 million impairment charge on real estate held for sale in Europe. The Company also recorded $3.1 million of restructuring expenses during the quarter, primarily severance expenses related to headcount reductions and other costs related to equipment transfers. Net earnings of $44.8 million decreased $1.6 million, or 3 percent, compared to $46.4 million in the prior year. Adjusted EBITDA, which excludes restructuring expenses, impairment charges, certain other charges, interest expense, the provision for income taxes, and depreciation and amortization expense, was $103.8 million, an increase of $4.0 million, or 4 percent, compared to $99.8 million in the prior year.

Earnings per share was $0.83, compared with $0.86 in the prior year, a decrease of $0.03 or 3 percent. Adjusted earnings per share was $1.06, compared with adjusted earnings per share of $0.97 in the prior year, an increase of $0.09 or 9 percent.

Second Quarter Segment Review

●	Climate Solutions segment sales were $454.4 million, compared with $366.4 million one year ago, an increase of 24 percent. Data center sales increased 42 percent from the prior year, and HVAC Technologies sales increased 25 percent, including $28.1 million of incremental sales from acquired businesses. The segment reported gross margin of 24.6 percent, which was 440 basis points lower than the prior year. This decline included the negative impact of temporary costs related to the rapid expansion of manufacturing capacity for data center products, the absence of commercial pricing settlements that benefited the prior year, and unfavorable sales mix in HVAC Technologies. The segment reported operating income of $62.2 million, a 4 percent decrease from the prior year, and adjusted EBITDA of $76.0 million, a decrease of 4 percent from the prior year.
●	Performance Technologies segment sales were $286.3 million, compared with $297.5 million one year ago, a decrease of 4 percent. This decrease primarily resulted from lower sales of On-Highway Applications products to commercial vehicle customers. The segment reported gross margin of 18.9 percent, which was 130 basis points lower than the prior year, primarily due to the lower sales volume, higher material costs, and the absence of sales tax credits recognized in Brazil in the prior year. This was partially offset by the positive impact of improved operating efficiencies and cost reductions. The segment reported operating income of $29.7 million, a 4 percent decrease from the prior year, and adjusted EBITDA of $42.2 million, a 3 percent increase from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the six months ended September 30, 2025 was $29.1 million, a decrease of $68.7 million compared to the prior year. Free cash flow for the six months ended September 30, 2025 was negative $30.3 million, a decrease of $87.8 million from the prior year. This decrease was due to an increase in working capital, primarily related to higher inventory balances in Climate Solutions, and higher capital expenditures to support growth in Data Centers. Cash payments for restructuring activities, acquisition and integration costs, and certain other costs totaled $15.8 million during the six months ended September 30, 2025.

Total debt was $582.1 million as of September 30, 2025. Cash and cash equivalents totaled $83.8 million as of September 30, 2025. Net debt was $498.3 million as of September 30, 2025, an increase of $219.1 million from the end of fiscal 2025. This increase resulted from borrowings to fund acquisitions and capital expenditures.

Outlook

“Organic growth in Climate Solutions continues to gain momentum and is projected to accelerate in the second half of the fiscal year,” said Brinker. “We now anticipate Data Centers revenue to grow by more than 60 percent year-over-year, reflecting strong demand and strategic execution. Based on current market conditions, we are raising our revenue outlook and reaffirming our guidance for adjusted EBITDA. Our expanded capacity positions us to meet growing demand for data center products, and keeps us on track to achieve our target of more than $2 billion in Data Centers revenue by fiscal 2028.”

Based on current exchange rates and market conditions, Modine provides its revised outlook for Fiscal 2026:

Fiscal 2026	Current Outlook
Net Sales	+15% to 20%
Adjusted EBITDA	$440 to $470 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, October 29, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its second quarter fiscal year 2026 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after October 29, 2025. A call-in replay will be available through midnight on November 5, 2025, at 877-660-6853, (international replay 201-612-7415); Conference ID# 13755492. The Company will post a transcript of the call on its website on or after October 31, 2025.

About Modine

For more than 100 years, Modine has solved the toughest thermal management challenges for mission-critical applications. Our purpose of Engineering a Cleaner, Healthier World™ means we are always evolving our portfolio of technologies to provide the latest heating, cooling, and ventilation solutions. Through the hard work of more than 11,000 employees worldwide, our Climate Solutions and Performance Technologies segments advance our purpose with systems that improve air quality, reduce energy and water consumption, lower harmful emissions, enable cleaner running vehicles, and use environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe, and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2025. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, government incentive or funding programs, supply chain challenges or supplier constraints, logistical disruptions, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, changes in interest rates, tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, public health threats, and military conflicts, including the conflicts in Ukraine and in the Middle East and tensions in the Red Sea; the overall health and pricing focus of our customers; changes or threats to the market growth prospects for our customers; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to successfully exit portions of our business that do not align with our strategic plans; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, acquisition and integration costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, acquisition and integration costs, and excluding changes in income tax valuation allowances and certain other gains or charges, including pension settlement charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring and acquisitions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations. The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations. Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions. The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period. The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods. These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2026 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The fiscal 2026 guidance includes the Company’s estimates for interest expense of approximately $31 to $35 million, a provision for income taxes of approximately $81 to $87 million, and depreciation and amortization expense of approximately $79 to $83 million. The non-GAAP financial measure also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges, acquisition and integration costs, and certain other items. These expenses for the first six months of fiscal 2026 are presented on page 8. In connection with the pending termination of its U.S. pension plan, the Company expects to record non-cash pension settlement charges totaling approximately $120 million to $125 million during the second half of fiscal 2026. Estimates of other expenses and gains for the remainder of fiscal 2026 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company

Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Net sales	$738.9	$658.0	$1,421.7	$1,319.5
Cost of sales	574.0	492.4	1,091.4	991.3
Gross profit	164.9	165.6	330.3	328.2
Selling, general & administrative expenses	84.2	85.8	169.1	168.6
Restructuring expenses	3.1	4.5	7.9	9.9
Impairment charge	4.1	—	4.1	—
Operating income	73.5	75.3	149.2	149.7
Interest expense	(8.3)	(7.4)	(14.1)	(14.9)
Other expense – net	(1.5)	(1.5)	(5.7)	(1.8)
Earnings before income taxes	63.7	66.4	129.4	133.0
Provision for income taxes	(18.9)	(20.0)	(32.9)	(38.8)
Net earnings	44.8	46.4	96.5	94.2
Net earnings attributable to noncontrolling interest	(0.4)	(0.3)	(0.9)	(0.8)
Net earnings attributable to Modine	$44.4	$46.1	$95.6	$93.4

Net earnings per share attributable to Modine shareholders – diluted	$0.83	$0.86	$1.78	$1.73

Weighted-average shares outstanding – diluted	53.8	53.9	53.7	53.9

Condensed consolidated balance sheets (unaudited)

(In millions)

	September 30, 2025	March 31, 2025
Assets
Cash and cash equivalents	$83.8	$71.6
Trade receivables	559.0	478.9
Inventories	528.8	340.9
Other current assets	80.3	69.8
Total current assets	1,251.9	961.2
Property, plant and equipment – net	457.0	390.5
Intangible assets – net	207.6	146.7
Goodwill	290.7	233.9
Deferred income taxes	48.5	67.0
Other noncurrent assets	130.2	118.3
Total assets	$2,385.9	$1,917.6

Liabilities and shareholders’ equity
Debt due within one year	$56.3	$54.1
Accounts payable	395.8	290.8
Other current liabilities	173.8	196.1
Total current liabilities	625.9	541.0
Long-term debt	525.8	296.7
Other noncurrent liabilities	173.1	161.7
Total liabilities	1,324.8	999.4
Total equity	1,061.1	918.2
Total liabilities & equity	$2,385.9	$1,917.6

Modine Manufacturing Company

Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Six months ended September 30,
	2025	2024
Cash flows from operating activities:
Net earnings	$96.5	$94.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	38.7	39.1
Impairment charge	4.1	—
Stock-based compensation expense	7.4	9.8
Deferred income taxes	10.4	9.8
Other – net	4.8	3.4
Changes in operating assets and liabilities:
Trade accounts receivable	(48.2)	(25.5)
Inventories	(147.1)	(5.2)
Accounts payable	96.7	21.8
Other assets and liabilities	(34.2)	(49.6)
Net cash provided by operating activities	29.1	97.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(59.4)	(40.3)
Payments for business acquisitions, net of cash acquired	(182.1)	(3.4)
Other – net	3.2	0.5
Net cash used for investing activities	(238.3)	(43.2)

Cash flows from financing activities:
Net increase (decrease) in debt	224.6	(28.8)
Purchases of treasury stock	(5.7)	(7.8)
Other – net	0.6	(0.1)
Net cash provided by (used for) financing activities	219.5	(36.7)

Effect of exchange rate changes on cash	1.8	0.7

Net increase in cash, cash equivalents and restricted cash	12.1	18.6

Cash, cash equivalents and restricted cash – beginning of period	71.9	60.3

Cash, cash equivalents and restricted cash – end of period	$84.0	$78.9

Modine Manufacturing Company

Segment operating results (unaudited)

(In millions)

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Net sales:
Climate Solutions	$454.4	$366.4	$851.8	$723.7
Performance Technologies	286.3	297.5	571.8	606.5
Segment total	740.7	663.9	1,423.6	1,330.2
Corporate and eliminations	(1.8)	(5.9)	(1.9)	(10.7)
Net sales	$738.9	$658.0	$1,421.7	$1,319.5

	Three months ended September 30,				Six months ended September 30,
	2025		2024		2025		2024
	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Gross profit:
Climate Solutions	$112.0	24.6%	$106.3	29.0%	$224.9	26.4%	$207.1	28.6%
Performance Technologies	54.1	18.9%	60.1	20.2%	106.0	18.5%	123.6	20.4%
Segment total	166.1	22.4%	166.4	25.1%	330.9	23.2%	330.7	24.9%
Corporate and eliminations	(1.2)	—	(0.8)	—	(0.6)	—	(2.5)	—
Gross profit	$164.9	22.3%	$165.6	25.2%	$330.3	23.2%	$328.2	24.9%

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Operating income:
Climate Solutions	$62.2	$64.7	$129.1	$124.5
Performance Technologies	29.7	30.8	56.2	62.3
Segment total	91.9	95.5	185.3	186.8
Corporate and eliminations	(18.4)	(20.2)	(36.1)	(37.1)
Operating income	$73.5	$75.3	$149.2	$149.7

Modine Manufacturing Company

Adjusted financial results (unaudited)

(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Net earnings	$44.8	$46.4	$96.5	$94.2
Interest expense	8.3	7.4	14.1	14.9
Provision for income taxes	18.9	20.0	32.9	38.8
Depreciation and amortization expense	19.7	20.0	38.7	39.1
Other expense – net	1.5	1.5	5.7	1.8
Restructuring expenses (a)	3.1	4.5	7.9	9.9
Impairment charge (b)	4.1	—	4.1	—
Acquisition and integration costs (c)	3.4	—	5.3	1.9
Environmental charges (d)	—	—	—	0.1
Adjusted EBITDA	$103.8	$99.8	$205.2	$200.7

Net earnings per share attributable to Modine shareholders – diluted	$0.83	$0.86	$1.78	$1.73
Restructuring expenses (a)	0.04	0.07	0.12	0.17
Impairment charge (b)	0.08	—	0.08	—
Acquisition and integration costs (c)	0.05	0.04	0.08	0.11
Tax law changes (e)	0.06	—	0.06	—
Adjusted earnings per share	$1.06	$0.97	$2.12	$2.01
____

(a)	Restructuring expenses primarily consist of employee severance expenses and equipment transfer costs. The tax benefit related to restructuring expenses during the second quarter of fiscal 2026 and fiscal 2025 was $0.8 million and $0.4 million, respectively. The tax benefit related to restructuring expenses during the first six months of fiscal 2026 and fiscal 2025 was $1.5 million and $0.8 million, respectively.

(b)	During the second quarter of fiscal 2026, the Company recorded a $4.1 million non-cash asset impairment charge related to its technical service center and administrative support facility in Germany, which it expects to sell during the second half of fiscal 2026. There was no tax impact associated with this impairment charge.

(c)	Acquisition and integration costs during the first six months of fiscal 2026 primarily relate to the Company’s fiscal 2026 acquisitions of Climate by Design International and L.B. White. The costs primarily include fees for transaction advisory services, legal, accounting, and other professional services and costs directly associated with integration activities. The adjustment for the first six months of fiscal 2026 also includes $1.3 million for the impact of inventory purchase accounting adjustments. The costs during fiscal 2025 relate to the Company’s acquisition of Scott Springfield Manufacturing on March 1, 2024, including $1.6 million for the impact of an inventory purchase accounting adjustment. For inventory purchase accounting adjustments, the Company charges the write-up to estimated fair value to cost of sales as the underlying inventory is sold. In addition, for purposes of calculating adjusted EPS for the first six months of fiscal 2025, the Company adjusted for $5.3 million of incremental amortization expense recorded in the Climate Solutions segment associated with an acquired order backlog intangible asset. The tax benefit related to the acquisition-related costs and adjustments during the second quarter of fiscal 2026 and 2025 was $0.4 million and $0.6 million, respectively. The tax benefit related to the acquisition-related costs and adjustments for the first six months of fiscal 2026 and 2025 was $0.8 million and $1.6 million, respectively.

(d)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to previously-owned facilities.

(e)	The provisions of the One Big Beautiful Bill Act, which was enacted in July 2025, negatively impacted the Company’s income tax expense for the second quarter of fiscal 2026 by $3.1 million. The higher income tax expense was primarily due to impacts related to state deferred taxes and the utilization of foreign tax credits.

Modine Manufacturing Company

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended September 30, 2025				Three months ended September 30, 2024
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$62.2	$29.7	$(18.4)	$73.5	$64.7	$30.8	$(20.2)	$75.3
Depreciation and amortization expense	11.4	7.8	0.5	19.7	12.6	7.2	0.2	20.0
Restructuring expenses (a)	2.4	0.6	0.1	3.1	1.5	3.0	—	4.5
Impairment charge (a)	—	4.1	—	4.1	—	—	—	—
Acquisition and integration costs (a)	—	—	3.4	3.4	—	—	—	—
Adjusted EBITDA	$76.0	$42.2	$(14.4)	$103.8	$78.8	$41.0	$(20.0)	$99.8

Net sales	$454.4	$286.3	$(1.8)	$738.9	$366.4	$297.5	$(5.9)	$658.0
Adjusted EBITDA margin	16.7%	14.7%		14.0%	21.5%	13.8%		15.2%

	Six months ended September 30, 2025				Six months ended September 30, 2024
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$129.1	$56.2	$(36.1)	$149.2	$124.5	$62.3	$(37.1)	$149.7
Depreciation and amortization expense	22.6	15.3	0.8	38.7	24.5	14.2	0.4	39.1
Restructuring expenses (a)	3.7	4.1	0.1	7.9	1.7	8.2	—	9.9
Impairment charge (a)	—	4.1	—	4.1	—	—	—	—
Acquisition and integration costs (a)	—	—	5.3	5.3	—	—	1.9	1.9
Environmental charges (a)	—	—	—	—	—	—	0.1	0.1
Adjusted EBITDA	$155.4	$79.7	$(29.9)	$205.2	$150.7	$84.7	$(34.7)	$200.7

Net sales	$851.8	$571.8	$(1.9)	$1,421.7	$723.7	$606.5	$(10.7)	$1,319.5
Adjusted EBITDA margin	18.2%	13.9%		14.4%	20.8%	14.0%		15.2%
____

(a)	See the Adjusted EBITDA reconciliations on the previous page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company

Net debt (unaudited)

(In millions)

	September 30, 2025	March 31, 2025
Debt due within one year	$56.3	$54.1
Long-term debt	525.8	296.7
Total debt	582.1	350.8

Less: cash and cash equivalents	83.8	71.6
Net debt	$498.3	$279.2

Free cash flow (unaudited)

(In millions)

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$1.4	$57.3	$29.1	$97.8
Expenditures for property, plant and equipment	(31.9)	(13.5)	(59.4)	(40.3)
Free cash flow	$(30.5)	$43.8	$(30.3)	$57.5

Organic sales and organic sales growth (unaudited)

(In millions)

	Three months ended September 30, 2025				Three months ended September 30, 2024
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$454.1	$(5.1)	$(28.1)	$420.9	$366.4	$—	$366.4	15%
Performance Technologies	284.8	(4.3)	—	280.5	291.6	—	291.6	(4)%
Net Sales	$738.9	$(9.4)	$(28.1)	$701.4	$658.0	$—	$658.0	7%

	Six months ended September 30, 2025				Six months ended September 30, 2024
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$851.4	$(11.2)	$(38.1)	$802.1	$723.6	$—	$723.6	11%
Performance Technologies	570.3	(6.3)	—	564.0	595.9	—	595.9	(5)%
Net Sales	$1,421.7	$(17.5)	$(38.1)	$1,366.1	$1,319.5	$—	$1,319.5	4%

SOURCE: Modine

Kathleen Powers

(262) 636-1687

kathleen.t.powers@modine.com